Exhibit 99.2

Magnolia Oil & Gas Corporation Mourns the Passing of Former Chairman, President and Chief Executive Officer Stephen Chazen

HOUSTON, TX, September 23, 2022 – It is with great sadness that Magnolia Oil & Gas Corporation (“Magnolia” or the “Company”) (NYSE: MGY) mourns the passing of former Chairman, President and Chief Executive Officer, Stephen Chazen.

On behalf of the entire Magnolia team, Chris Stavros, President and Chief Executive Officer, said, “We are greatly saddened by Steve’s passing, and extend our thoughts and sympathies to his family. As Magnolia’s founder, Steve has left an indelible mark on the Company, the oil and gas industry and the greater Houston community. Professionally, Steve had a profound impact on how E&P companies are managed with an objective of creating long-lasting shareholder value. He was the type of businessman who didn’t follow trends, but rather established trends. Steve always had a great affinity for investors and enjoyed interacting with them.

Steve’s significant professional accomplishments are exceeded only by his humanitarianism and philanthropic generosity that has touched the lives of countless individuals. He spent much of his non-business-related time focusing on areas he cared deeply for including education, health care and the environment. As much as Steve was a wonderful leader, he was an even greater person.”

Mr. Chazen served on the University of Houston System Board of Regents, as a director of the Houston Methodist Institute for Academic Medicine, on the Advisory Board at Rice University’s Baker Institute for Public Policy and the U.S. National Park Foundation. He is a former Chairman of the Board of the American Petroleum Institute and the Catalina Island Conservancy. Most recently, he served as Chairman of the Board of Occidental Petroleum Corporation.

Contacts

Investors

Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com